Exhibit 10.4

CURTISS-WRIGHT CORPORATION
RETIREMENT BENEFITS
RESTORATION PLAN
with respect to
Deferred Compensation after December 31, 2004

(As Amended and Restated Effective January 1, 2009)

I.	Purpose of Plan

This Curtiss-Wright Corporation Retirement Benefits Restoration Plan (“the Plan”) was established to provide a means of paying those benefits that would be payable under the Curtiss-Wright Corporation Retirement Plan (the “C-W Retirement Plan”), were it not for the limitations now or hereafter imposed by any provision of the Internal Revenue Code (the “Code”) or the Employee Retirement Income Security Act of 1974 (“ERISA”).

Effective as of October 29, 2002, the Plan was amended to provide a means of paying benefits to certain highly compensated and managerial employees who are not participants in the C-W Retirement Plan, but are participants in Curtiss-Wright Electro-Mechanical Division Pension Plan (the “EMD Plan”). The provisions that are applicable specifically to employees who are not participants in the C-W Retirement Plan are set forth in the Appendices to the Plan. Effective January 1, 2007 the EMD Plan was merged into the C-W Retirement Plan which has been reflected in this Plan document as appropriate and is referred to as the EMD Plan.

Effective as of January 1, 2009, the Plan is amended and restated for documentary compliance with Section 409A of the Internal Revenue Code. Effective January 1, 2008 the Plan is amended for changes in the vesting schedule associated with C-W Participants’ benefits accrued after December 31, 2007 and for changes to service requirements for C-W Participants’ Early and Normal retirement benefits eligibility.

II.	Administration of the Plan

This Plan shall be administered by the Curtiss-Wright Administrative Committee (the “Committee”) as delegated to it by the Board of Directors of Curtiss-Wright Corporation (the “Corporation”). All questions arising in connection with the interpretation and application of this Plan shall be determined by the Committee and such determinations of the Committee shall be final, conclusive and binding upon all persons.

III.	Participation in the Plan

(a)

Except to the extent provided in Article IV, hereof, all participants in the C-W Retirement Plan (who are not EMD Participants) shall be eligible to participate in this Plan whenever their benefits under the C-W Retirement Plan as from time to time in effect would be limited as a result of any provision of the Code (including, but not limited to, Sections 401(a)(17) and 415 thereof) or ERISA (“C-W Participants”).

(b) An employee of the Corporation or of any subsidiary who is not a C-W Participant shall be eligible to participate in this Plan only in accordance with the provisions of an Appendix to the Plan.

IV.	Benefits for C-W Participants

Each C-W Participant (and/or, to the extent consistent with this Plan and elections made hereunder, his spouse or other beneficiary under the C-W Retirement Plan) shall receive a supplemental retirement benefit under this Plan equal to the excess, if any, of

(a)	the benefit that would have been payable to him, her or them under the C-W Retirement Plan, computed on the basis of the Participant’s:

	(1)	pre-September 1, 1994 basic salary and cash payments to the Participant under the Corporation’s Modified Incentive Compensation Plan (the “IC Plan”); plus

	(2)	his or her “compensation,” as defined in the C-W Retirement Plan, from on and after September 1, 1994;

in either event calculated without regard to any C-W Retirement Plan provision incorporating or reflecting (i) limitations imposed by Section 401 (a) (17) of the Code on the amount of compensation that may be taken into account under the C-W Retirement Plan or (ii) limitations imposed by Section 415 of the Code or ERISA on the maximum amount of benefits payable under the C-W Retirement Plan, over

(b)	the benefit payable under the C-W Retirement Plan, computed otherwise as above but limited by any provision incorporating or reflecting such Code or ERISA limitations.

The supplemental retirement benefit otherwise payable hereunder as related to periods of employment prior to September 1, 1994 shall be payable to or in respect of a C-W Participant only if, or to the extent that, the Participant during such period or periods made the contributions under this Plan required by Article V hereof.

For benefits accrued and vested prior to January 1, 2005, the supplemental retirement benefit shall be payable at the same time and otherwise in accordance with all the terms and conditions applicable to the C-W Participant’s benefit under the C-W Retirement Plan except that the Participant may make different elections under this Plan with respect to the forms in which payment is to be received than he or she makes under the C-W Retirement Plan. The right of the C-W Participant to make different elections under this Plan than under the C-W Retirement Plan is subject to the qualification that no election to take a single or partial lump sum under this plan shall be effective until sixty days after the election is made. Any actuarial or other adjustments of the amounts payable to an individual under this Plan shall be made on the same basis as such adjustments are or would have been made on the corresponding benefit under the C-W Retirement Plan.

Payment of benefits accrued and/or vested after December 31, 2004 is covered in Article VII of the Plan.

V.	Contributions of C-W Participants

For any period of employment prior to September 1, 1994 to be counted with respect to a C-W Participant’s entitlement under this Plan, the Participant must have made contributions to the Corporation with respect to such period equal to 3% of that portion, if any, of his or her basic salary and cash payments to him or her under the IC Plan that, under Section 401(a) (17) of the Code, were not, or would not have been, permitted to be taken into account under the Curtiss-Wright Corporation Contributory Retirement Plan. For purposes of the preceding sentence the term “basic salary” shall have the meaning set forth in subparagraph 4(e) and the last unnumbered subparagraph of paragraph 4 of Article VII of the Curtiss-Wright Corporation Contributory Retirement Plan as in effect on December 31, 1988. Amounts equivalent to interest shall accrue on a C-W Participant’s contributions under this Plan at the same rate, to the same extent and under the same circumstances (except as provided in paragraph (a) of Article X of this Plan) as shall apply to interest on the Participant’s contributions under the Curtiss-Wright Corporation Contributory Retirement Plan.

VI.	C-W Participant Vesting

Benefits accrued by C-W Participants prior to January 1, 2008 are 100% vested after five years of vesting service. Vesting service will be determined under this Plan by reference to the definition of Vesting Service contained in the C-W Retirement Plan; however any change in the vesting schedule under the C-W Retirement Plan will not change the vesting schedule under this Plan. An amendment to this plan will be required to change the vesting schedule applied to Participants of this Plan.

Benefits accrued by C-W Participants after December 31, 2007 will be 100% vested after three years of vesting service. Vesting service will be determined under this Plan by reference to the definition of Vesting Service contained in the C-W Retirement Plan; however any change in the vesting schedule under the C-W Retirement Plan will not change the vesting schedule under this Plan. An amendment to this plan will be required to change the vesting schedule applied to Participants of this Plan.

VII.	Payment of Benefits

This Article VII reflects the rules governing distributions of benefits made under the Plan with respect to Participants whose benefits accrue and vest and who incur a Separation from Service with the Company on or after January 1, 2005. This Article VII replaces and incorporates prior Article VII which governed distribution of benefits under the Plan and provided C-W Participants the opportunity to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code.

(a)

The portion of a C-W Participant’s benefit that the Participant had earned and had become vested in prior to January 1, 2005 (the “Pre-2005 Benefit”) shall continue to be governed by the provisions of the Plan as in effect on October 3, 2004.

(b)

For purposes of the Plan and Appendices, “Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to the Company, whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

	(1)	For a Participant who provides services to the Company as an employee, a Separation from Service shall occur when the Participant has experienced a termination of employment with the

Company. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (A) no further services will be performed by the Participant for the Company after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(2)

For purposes of this definition of “Separation from Service,” the term “Company” means Curtiss-Wright Corporation or any subsidiary of the Company that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

(c)

A C-W Participant who has earned a Post-2004 Benefit and who has not previously filed an election with respect to the time and form of payment of benefits under the Plan as permitted under prior Article VII and Section 409A transition guidance, shall file an election with the Committee within 30 days of becoming a Participant in the Plan, but in no event later than December 31st of the year in which he or she becomes a Participant in the Plan, specifying the time at which payment of his Post-2004 Benefit shall commence payment and the form in which his Post-2004 Benefit shall be paid. A Participant may select any form of payment available to the Participant under the C-W Retirement Plan and may select different payment forms for the portions of his Post-2004 Benefit that are determined by reference to Section 4 (cash balance benefit) and Section 6 (traditional benefit) of the C-W Retirement Plan. A Participant shall be permitted to elect only one of the following commencement dates: (i) within 90 days after the Participant’s Separation from Service; (ii) within

90 days after the later of the Participant’s 55th birthday or his Separation from Service; (iii) within 90 days of the January 1 following the end of the calendar year in which the Participant separates from service; or (iv) within 90 days after the January 1 following the later of the Participant’s 55th birthday or his Separation from Service.

(d)

In the event a C-W Participant fails to file a completed election form under Paragraph (b) by December 31st of his or her initial year of participation in the Plan, the Participant shall be deemed to have elected payment to commence within 90 days of his Separation from Service in the form of a single life annuity if the Participant is unmarried, or in the form of a joint and 50% survivor annuity with his spouse as contingent annuitant, if the Participant is married.

(e)

A C-W Participant’s election under Paragraph b or c may not be changed or revoked in the event a Participant terminates employment during his initial year of Participation provided, however, that a Participant who has elected an annuity form of payment may select a different form of annuity.

(f)

With respect to years after a Participant’s initial year of participation, a Participant will be permitted to change an election under Paragraph (b) or (c), however such change will be subject to the subsequent deferral rules of Treasury Regulation 1.409A-2(b).

(g)

Effective August 1, 2008, where the present lump sum value of benefits payable to any participant under the Plan, determined as provided in Section IV is less than the limit under Sec. 402(g)(1)(B) of the Code as in effect for the Plan Year in which his Separation from Service occurs, such Deferral Amount shall be paid in a single lump sum in accordance with this Section VII, and any prior election in accordance with this Section VII with respect to such Deferral Amount shall be void.

(h)

In the event a Participant separates from service with the Corporation at a time when he is deemed to be a key employee, as determined in accordance with Section 416(i) of the Code (without regard to paragraph (5) thereof), any payments due him within the first six months following his Separation from Service shall be accumulated and paid to him in one lump sum during the seventh month following his Separation from Service. Key employees shall be identified on a calendar year basis and shall be subject to the six-month delay in the event their Separation from Service occurs within the 12-month period commencing April 1 following the end of the calendar year determination period.

(i)	In the event of the death of a C-W Participant with an accrued and vested benefit in this Plan on or after January 1, 2009 but prior to commencement of benefits, benefits shall be paid as follows:

1.

If the present lump sum value of the benefit as of the date of the Participant’s death is equal to or greater than $25,000, the benefit will be paid as a life annuity to his or her Surviving Spouse determined based on the life of the Surviving Spouse and which will commence as of the first day of the month following the death of the Participant; but in no event more than 90 days following the death of the Participant.

2.

If the present lump sum value of the benefit determined as the date of the Participant’s death is less than $25,000, the benefit will be paid to the Surviving Spouse in the form of a lump sum on the first day of the month following the death of the Participant but in no event more than 90 days following the death of the Participant.

3.

Surviving Spouse has the same meaning as in the C-W Retirement Plan; however, an amendment to the definition in the C-W Retirement Plan will not change the definition in this Plan. An amendment to this Plan will be required to change the definition of Surviving Spouse.

IX.	Amendment and Termination of the Plan

This Section IX governs amendment and termination of the Plan and each of its Appendices.

(a)

Amendment. The Board of Directors of the Corporation may amend the Plan from time to time, provided however, that no amendment shall reduce or eliminate any benefit to the extent that the right thereto shall have accrued prior to such amendment. In the event of an amendment that would reduce or eliminate any such accrued benefit then or thereafter payable pursuant to this Plan, the Corporation shall remain liable for the payment of the accrued benefits at substantially the same time and under substantially the same conditions as the accrued benefits that would have been payable under this Plan.

(b)

Termination and liquidation. The Board of Directors may terminate and liquidate the Plan and distribute all benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as the Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under the Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination; provided however, that no termination and liquidation shall reduce or eliminate any benefit to the extent that the right thereto shall have accrued prior to such amendment. In the event of a termination and liquidation that would reduce or eliminate any such accrued benefit then or thereafter payable pursuant to this Plan, the Corporation shall remain liable for the payment of the accrued benefits at substantially the same time and under substantially the same conditions as the accrued benefits that would have been payable under this Plan.

X.	Operational Provisions of the Plan

This Section X governs administration of benefits provided under the Plan and each of its Appendices

(a)	Funding of Benefit Payments

All benefits provided for in this Plan shall be paid in cash from the general funds of the Corporation, without interest (except as provided in the last sentence of Article V of this Plan). No special or separate fund shall be established and no segregation of assets shall be made in connection with such benefits, the contributions by participants under the Curtiss-Wright Corporation Contributory Retirement Plan, or amounts equivalent to interest. However, the Corporation may at its election establish a bookkeeping reserve in respect of its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any participant in this Plan or any other person. The rights that any participant in this Plan or any other person shall have to receive benefits hereunder shall be limited to the rights of an unsecured general creditor of the Corporation.

(b)	Alienation of Benefits

The benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be null and void and without effect.

(c)	Interpretation of Sections 401(a)(17) and 415 of the Internal Revenue Code as Amended

Any reference in this Plan to Sections 401(a) (17) or 415 of the Code or to ERISA shall be deemed to apply to the same as they may from time to time be amended or supplemented.

(d)	No Employment Rights

Nothing in this Plan shall be construed as conferring upon any person any right to be continued as an employee or as affecting the right to discharge an employee.

(e)	Governing Law

This Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.

(f)	Claims Procedures

The Committee shall establish a procedure for claims to benefits under the Plan, which procedure shall comply with the requirements of Sec. 503 of ERISA.

(g)	Tax Withholding

The Corporation shall have the right to deduct from each payment made under the Plan any amount required to be withheld for taxes.

(h)	Plan Construction

The Plan is not intended to be qualified under Sec. 401(a) of the Code and is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Secs 201(2), 301(3), and 401(a)(1) of ERISA.

(i)	Section 409A Construction

To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s benefits under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her benefits hereunder required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid benefits hereunder.

APPENDIX A
BENEFITS PAYABLE TO EMD PARTICIPANTS
ON THE BASIS OFCOMPENSATION EARNED
AND SERVICE RENDERED BEFORE OCTOBER 29, 2002

Curtiss-Wright Electro-Mechanical Corporation (CWEMC), a subsidiary of Curtiss-Wright Flow Control Corporation (“CWFC”), a subsidiary of the Corporation, owns certain assets and conducts certain operations (collectively, “the EMD business”) that were acquired from Westinghouse Government Services Company LLC (“WGSC”), pursuant to an agreement effective as of October 29, 2002 between CWFC and WGSC (the “Agreement”). Prior to the acquisition of the EMD business by CWFC, eligible employees at the EMD business participated in the Westinghouse Government Services Group Executive Pension Plan (the “Predecessor Plan”), a non-qualified supplemental executive pension plan maintained by WGSC. Benefit accruals under the Predecessor Plan had been frozen as of July 1, 2001, in accordance with the terms thereof.

Pursuant to the terms of the Agreement, CWFC assumed the liability for the provision of benefits in accordance with the terms of the Predecessor Plan to certain participants in the Predecessor Plan who are described in this Appendix A as the EMD Participants.

1.	Participants Covered by Appendix A

In accordance with the terms of the Agreement, the provisions of this Appendix A shall be applicable only to the EMD Participants.

2.	Definitions

Terms used in this Appendix A which are defined in the EMD Plan shall have the same meanings unless otherwise expressly stated in this Appendix A.

For purposes of this Appendix A, the following terms shall have the following meanings:

“EMD Participant” means an Executive who was employed at the EMD business as of October 29, 2002 or who had terminated employment at the EMD business and commenced receiving benefits under the Predecessor Plan prior to October 29, 2002.

“EMD Plan” means the Curtiss-Wright Electro-Mechanical Division Pension Plan, as amended and merged into the C-W Retirement Plan effective January 1, 2007.

“Executive” means an employee at the EMD business who was employed in a corporate grade 40 or above position, as determined under the employment practices of WGSC, prior to July 1, 2001, and who had been notified in writing that he had become a participant in the Predecessor Plan prior to July 1, 2001. For purposes of the requirements of Section 4(a)(i) of this Appendix A and for purposes of Section 9 of this Appendix A, employment during the period from July 1, 2001 in a corporate grade 40 or above position, as determined under the employment practices of WGSC, and employment subsequent to October 29, 2002 in any comparable position, as determined under the employment practices then in effect at the EMD business, shall be deemed employment as an Executive.

“Executive Pension Base” means the amount of the EMD Participant’s executive pension base accrued under the terms of the Predecessor Plan as of June 30, 2001.

“Executive Pension Supplement” means the pension provided under the provisions of Section 5 or 6 of this Appendix A.

“Maximum Contribution” has the same meaning as defined in the Predecessor Plan.

“Qualified Plan Benefit” means the amount of the EMD Participant’s qualified plan benefit determined under the terms of the Predecessor Plan as of June 30, 2001.

“Retirement Eligible” means that the Executive is accruing Eligibility Service and (i) has attained age 65 and completed five or more years of Eligibility Service, (ii) has attained age 60 and completed 10 or more years of Eligibility Service, or (iii) has attained age 58 and completed 30 or more years of Eligibility Service.

3.	Continuation of Benefits for Retired EMD Participants

Subject to the provisions of Sections 7, 8, and 9 of this Appendix A, each EMD Participant who had been receiving benefits from WGSC, or any subsidiary or affiliate thereof, pursuant to and in accordance with the terms of the Predecessor Plan, as of the effective date of the Agreement, shall continue to receive such benefits, in the same amount, from the Corporation or a subsidiary thereof, pursuant to and in accordance with the terms of this Plan.

4.	Qualification for Benefits; Mandatory Retirement

(a)

Qualification for Benefits. Subject to Article X(f) and other applicable provisions of the Plan, if any, each EMD Participant who was an active employee at the EMD business subsequent to the effective date of the Agreement shall be entitled to the benefits of this Appendix A on separation of service from the EMD business and the Corporation, provided that such EMD Participant: (i) has been employed in a position that meets the definition of Executive for five or more continuous years immediately preceding the earlier of the EMD Participant’s actual retirement date or the EMD Participant’s Normal Retirement Date; (ii) has made the Maximum Contribution during each year of Eligibility Service from the date he or she first became an Executive until the earliest of his or her date of death, actual retirement date, Normal Retirement Date or June 30, 2001; (iii) is a participant in the EMD Plan or in a defined benefit or defined contribution plan of, or made available to employees of, the Corporation if any; and (iv) is Retirement Eligible on the date of voluntary or involuntary separation of service from the EMD business or the Corporation or, in the case of a Surviving Spouse benefit, satisfies the requirements for benefits under Section 6 of this Appendix A.

(b)

Mandatory Retirement. Pursuant to this Plan, the Corporation shall be entitled, at its option, to retire any Executive who has attained sixty-five years of age and who, for the two-year period immediately before his or her retirement, has participated in this Plan, if such Executive is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit-sharing, savings or deferred compensation plan, or any combination of such plans, of the Corporation and its subsidiaries, which equals, in the aggregate, at least the statutory minimum as set forth in 29 U.S.C.A. § 631(c). The calculation of such (or greater) amount shall be performed in a manner consistent with 29 U.S.C.A. § 631(c)(2).

5.	Calculation of Executive Pension Supplement

The Executive Pension Supplement for an EMD Participant who meets the qualifications of Section 4 of this Appendix A retiring on an Early or Normal Retirement Date shall be calculated as follows:

(a)

If the EMD Participant (i) has attained age 60 and completed 10 or more years of Eligibility Service, or (ii) has attained age 65, the Executive Pension Supplement is determined by subtracting the EMD Participant’s Qualified Plan Benefit that would be payable if he or she elected a Life Annuity Option (after any reduction for early retirement, if applicable) from his or her Executive Pension Base.

(b)

If the EMD Participant has not met the requirements of Section 5(a) of this Appendix A but has attained age 58 and completed 30 or more years of Eligibility Service, the Executive Pension Supplement is determined by subtracting the EMD Participant’s Qualified Plan Benefit that would be payable if he or she elected a Life Annuity Option (before any reduction for retirement prior to age 60) from his or her Executive Pension Base.

6.	Death in Active Service

(a)

Eligibility For an Immediate Benefit. If an EMD Participant dies in active service and, on his or her date of death, satisfies the requirements of the Surviving Spouse Benefit for Death Before Retirement provisions of the EMD Plan and satisfied the requirements of Section 4(a)(ii) and (iii) of this Appendix A at the time of death, a Surviving Spouse benefit shall also be payable under this Plan. The duration portion of the requirement of Section 4(a)(i) of this Appendix A that the EMD Participant be employed in a position that meets the definition of Executive for five or more continuous years is waived in this case.

The Surviving Spouse Benefit under this Section 6(a) shall be the Executive Pension Supplement reduced in the same manner as though the benefit were payable under the EMD Pension Plan. For purposes of this paragraph, the Executive Pension Supplement shall be calculated as follows:

(1)	If the EMD Participant had attained age 60 or had completed 30 years of Eligibility Service, the Executive Pension Supplement would be calculated as described in Section 5(a);

(2)	If the EMD Participant did not meet either of the requirements set forth in subparagraph (i) above, the Executive Pension Supplement would be 80% of the difference between the

Executive Pension Base and the unreduced Qualified Plan Benefit.

(b)

Eligibility for a Deferred Benefit. If an EMD Participant dies in active service who does not satisfy the requirements of Section 6(a) above but who satisfied the requirements of the Surviving Spouse Benefits for Certain Vested Employees provisions of the EMD Plan and satisfied the requirements of Section 4(a)(ii) and (iii) at the time of death, a Surviving Spouse benefit shall also be payable under this Plan. The duration portion of the requirement of Section 4(a)(i) of the Plan that the EMD Participant be employed in a position that meets the definition of Executive for five or more continuous years is waived in this case.

The Surviving Spouse benefit under this Section 6(b) shall be the Executive Pension Supplement reduced in the same manner as though the benefit were payable under the EMD Pension Plan. For purposes of this paragraph, the Executive Pension Supplement shall be calculated by subtracting the EMD Participant’s Qualified Plan Benefit (before any reductions) from his or her Executive Pension Base.

7.	Payment of Benefits – Retirement Eligibility Before January 1, 2005

No benefits shall be payable under this Plan to any EMD Participant whose employment terminates for any reason other than death prior to satisfying the definition of Retirement Eligible hereunder.

The Executive Pension Supplement shall be paid in monthly installments, each equal for 1/12th of the annual amount determined in Section 5 or 6, whichever is applicable. If the EMD Participant or Surviving Spouse is eligible for Plan benefits, such payments shall commence at the same time as payments under the EMD Pension Plan, if any. If the EMD Participant or Surviving Spouse is eligible for Plan benefits and is receiving payments from a defined benefit or defined contribution plan of, or made available to employees of, the Corporation, but not from the EMD Pension Plan, payments shall commence at the same time as payments under such plan, provided the requirements of Section 4(a)(iv) have been met. The payments shall be payable for the life of the EMD Participant or the EMD Participant’s Surviving Spouse, as the case may be.

Unless the Committee determines otherwise, the EMD Participant may elect that the Executive Pension Supplement determined in Section 6 be paid in accordance with any of the optional forms of payment, other than as a lump sum, then available under the EMD Pension Plan, subject to the same reductions or other provisions that apply to the elected form of payment under the EMD Pension Plan. Any election hereunder as to optional forms of payment may be revoked prior to the effective date of such election, but may not be revoked on or after the EMD Participant’s actual retirement date for any reason. All elections hereunder become effective on the EMD Participant’s actual retirement date.

Regardless of the form of payment elected by the EMD Participant, after the EMD Participant retires and begins receiving an Executive Pension Supplement a minimum of 60 times the monthly payment he or she would have received on a life annuity basis is guaranteed hereunder.

Surviving Spouse benefits under this Plan will be paid in accordance with the form of payment made for Surviving Spouse Benefits under the EMD Pension Plan. Once a Surviving Spouse Benefit determined under Section 6(a) has commenced, a minimum of 60 times the monthly benefit payable to the Surviving Spouse is guaranteed hereunder.

In the event that an EMD Participant retires or otherwise ceases to be an Employee of EMD or the Corporation, and is later rehired by one of those entities, the additional provisions set forth in Section 9 will apply.

8.	Conditions to Receipt of Executive Pension Supplement

Payments of benefits under this Plan to EMD Participants are subject to the condition that the recipient shall not engage directly or indirectly in any business which is at the time competitive with any business or part thereof, or activity then conducted by, the Corporation, any of its subsidiaries or any other corporation, partnership, joint venture or other entity of which the Corporation directly or indirectly holds a 10% or greater interest (together, the “Company”) in the area in which such business, or part thereof, or activity is then being conducted by the Company, unless such condition is specifically waived with respect to such recipient by the Corporation’s Board of Directors. Breach of the condition contained in the preceding sentence shall be deemed to occur immediately upon an EMD Participant’s engaging in competitive activity. Payments suspended for breach of the condition shall not thereafter be resumed whether or not the EMD Participant terminates the competitive activity. A recipient shall be deemed to be engaged in such a business indirectly if he or she is an employee, officer, director, trustee, agent or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such a business or if he or she owns, directly or indirectly, in excess of five percent of any such firm, corporation, association, trust or other entity. The ongoing condition of this Section 8 shall not apply to an EMD Participant age 65 or older.

9.	Rehired Executives

(a)

Retired EMD Participants Rehired as Executives. If an EMD Participant who retired from the EMD business or any other business of the Corporation, and who is receiving an Executive Pension Supplement on a monthly basis, or a participant in the Predecessor Plan who received a lump sum payment under the Predecessor Plan is rehired in an Executive position in the EMD business or in any other operations of the Corporation, the following provisions apply:

(1)	For an EMD Participant who elected a monthly Executive Pension Supplement, the Plan will:

	(i)	suspend all future Executive Pension Supplement payments; and

(ii)

(B) if, but only if, the EMD Participant is Retirement Eligible at the time of subsequent actual retirement, recommence Executive Pension Supplement payments at the time of the Executive’s subsequent actual retirement date, as long as the EMD Participant then meets all Plan benefit qualification requirements.

At subsequent actual retirement, the EMD Participant may re-elect any form of payment of his or her Executive Pension Supplement then permitted under the Plan.

(iii)

For a participant in the Predecessor Plan who received payment of an Executive Pension Supplement in the form of a lump sum, no further benefits will be paid under this Appendix A and he or she shall not again become a participant.

(b)

Former Executives with Vested Pensions Rehired as Executives. If the employment of an EMD Participant who then was eligible only for a vested pension under the relevant qualified defined benefit or defined contribution plan, if any, and not for a benefit under this Plan or the Predecessor Plan, was terminated and the EMD Participant is rehired at the EMD business or any other business of the Corporation, no benefits will be paid under this Appendix A.

(c)

Retired EMD Participants Rehired in Non-Executive Positions. If an EMD Participant who retired from the EMD business or from any other business of the Corporation and who is receiving an Executive Pension Supplement on a monthly basis, or a participant in the Predecessor Plan who received a lump sum payment under the Predecessor Plan is rehired at the EMD business or any other business of the Corporation in a non-Executive position, the following provisions apply:

	(1)	For an EMD Participant who elected a monthly Executive Pension Supplement, the Plan will:

		(i)	suspend all future Executive Pension Supplement payments; and

(ii)

if, but only if, the EMD Participant is still Retirement Eligible at the time of subsequent actual retirement, recommence Executive Pension Supplement payments at the time of the EMD Participant’s subsequent actual retirement, without recalculation of amount.

At subsequent actual retirement, the EMD Participant may re-elect any form of payment of his or her Executive Pension Supplement then permitted under the Plan.

(2)

For a participant in the Predecessor Plan who received payment of an Executive Pension Supplement in the form of a lump sum, no further benefits will be paid under this Appendix A and he or she shall not again become a participant.

10.	Payment of Benefits for EMD Participants who become Retirement Eligible after December 31, 2005

This Section 10 reflects the rules governing distributions of benefits made under the Plan with respect to Participants who become Retirement Eligible and incur a Separation from Service (as defined in Article VII of the Plan) with the Company on or after January 1, 2005. This Section 10 replaces and incorporates prior Section 10 which provided Participants the opportunity to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code.

(a)

Notwithstanding any other provision of the Plan to the contrary, an EMD Participant shall file an election with the Committee on or before December 31, 2005 (which election may have been subsequently updated by December 31, 2006, then December 31, 2007 and then finally December 31, 2008 under Section 409A transition guidance) specifying the time at which payment of his benefit hereunder shall commence, which election shall be effective only if the Participant subsequently becomes Retirement Eligible. In the event an EMD Participant has not filed an election in accordance with the fist sentence of this paragraph (a), he shall file an election with the Committee within 30 days of his or her initial participation in Plan, but in no event later than December 31st of the year of his or her initial participation, specifying the time at which payment of his benefit hereunder shall commence.. A Participant shall be permitted to elect only one of the following commencement dates: (i) within 90 days after the Participant’s Separation from Service, or (ii) within 90 days after the January 1 following his Separation from Service. Payment shall be made in the form of a life annuity if the Participant is single and in the form of a 50% survivor annuity with his spouse as contingent annuitant, if the Participant is married.

(b)

In the event a Participant fails to make an election in accordance with Paragraph (a) the Participant shall be deemed to have elected payment to commence within 90 days of his Separation from Service in the form of a single life annuity, if the Participant is unmarried, or in the form of a joint and 50% survivor annuity with his spouse as contingent annuitant, if the Participant is married.

(c)	A Participant’s election (or deemed election) under Paragraph (a) or (b) may not be changed or revoked in the event a Participant terminates employment during his or her initial year of participation.

(d)

With respect to years after a Participant’s initial year of participation, a Participant will be permitted to change an election under Paragraph (a), (b) or (c), however such change will be subject to the subsequent deferral rules of Treasury Regulation 1.409A-2(b).

(e)

Effective August 8, 2008, where the present lump sum value of benefits payable to any participant under the Plan, determined as of his Separation from Service is less than the limit under Sec. 402(g)(1)(B) of the Code as in effect for the Plan Year in which his Separation from Service occurs, such Deferral Amount shall be paid to him in a single lump sum in accordance with this Section 10, and any prior election in accordance with this Section 10 with respect to such Deferral Amount shall be void.

(f)

In the event a Participant separates from service at a time when he is deemed to be a key employee, as determined in accordance with Section 416(i) of the Code (without regard to paragraph (5) thereof), any payments due him within the first six months following his Separation from Service shall be accumulated and paid to him in one lump sum during the seventh month following his Separation from Service. Key employees shall be identified on a calendar year basis and shall be subject to the six-month delay in the event their Separation from Employment occurs within the 12-month period commencing April 1 following the end of the calendar year determination period.

APPENDIX B

BENEFITS PAYABLE TO EMD PARTICIPANTS
ON THE BASIS OFCOMPENSATION EARNED
AND SERVICE RENDERED AFTER OCTOBER 29, 2002

I.	Participants Covered By Appendix B

All participants in the Curtiss-Wright Electro-Mechanical Division Pension Plan merged into the Curtiss-Wright Retirement Plan effective January 1, 2007 (the “EMD Plan”) shall be eligible to participate in the benefits described in this Appendix B, whenever their benefits under the EMD Plan as from time to time in effect would be limited as a result of any provision of the Code (including, but not limited to, Sections 401(a)(17) and 415 thereof) or ERISA (“EMD Participants”).

2.	Benefits for EMD Participants

(a)

Each EMD Participant (and/or, to the extent consistent with the Plan and elections made hereunder, his spouse or other beneficiary under the EMD Plan) shall receive a supplemental retirement benefit under this Plan equal to the excess, if any, of:

(1)

the benefit that would have been payable to him under the EMD Plan, computed on the basis of his “Compensation” and “Credited Service” as defined in the EMD Plan, from and after October 29, 2002, calculated without regard to any EMD Plan provision incorporating or reflecting (i) limitations imposed by Section 401 (a)(17) of the Code on the amount of compensation that may be taken into account under the EMD Retirement Plan, or (ii) limitations imposed by Section 415 of the Code or ERISA on the maximum amount of benefits payable under the EMD Plan, over

(2) the benefit payable under the EMD Plan, computed otherwise as above but limited by any provision incorporating or reflecting such Code or ERISA limitations.

3.	Payment of Benefits for EMD Participants Prior to January 1, 2005

For Participants who become Retirement Eligible (as defined in Appendix A)_prior to January 1, 2005, the supplemental retirement benefit shall be payable in the form of a single life annuity unless the Participant files an election prior to his benefit commencement date selecting another form of annuity that is available to the Participant under the EMD Retirement Plan.

4.	Payment of Benefits for EMD Participants After December 31, 2004

This Section 4 reflects the rules governing distributions of benefits made under the Plan with respect to EMD Participants who incur a Separation from Service (as defined in Article VII of the Plan) with the Company on or after January 1,

2005. This Section 10 replaces and incorporates prior Section 10 which provided Participants the opportunity to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code.

(a)

A Participant who becomes Retirement Eligible after December 31, 2004 shall file an election with the Committee on or before December 31, 2005 (which election may have been subsequently updated by December 31, 2006, then December 31, 2007 and then finally December 31, 2008 under Section 409A transition guidance) specifying the time at which payment of his supplemental retirement benefit shall commence. In the event an EMD Participant has not filed an election in accordance with the first sentence of this paragraph (b), he shall file an election with the Committee within 30 days of his or her initial participation date in the Plan, but in no event later than December 31st of the year of his or her initial participation in the Plan, specifying the time at which payment of his supplemental retirement benefit shall commence. The Participant shall be permitted to elect only one of the following commencement dates: (i) within 90 days after the Participant’s Separation from Service; (ii) within 90 days after the later of the Participant’s Separation from Service or the earliest date the Participant would have been eligible to retire under the EMD Plan; (iii) within 90 days of the January 1 following the end of the calendar year in which the Participant separates from service; or (iv) within 90 days after the January 1 following the later of the Participant’s Separation from Service or the earliest date the Participant would have been eligible to retire under the EMD Plan.

(b)

In the event a Participant fails to make an election in accordance with Paragraph (a) the Participant shall be deemed to have elected payment to commence within 90 days of his Separation from Service in the form of a single life annuity if the Participant is unmarried, or in the form of a joint and 50% survivor annuity with his spouse as contingent annuitant, if the Participant is married.

(c)	A Participant’s election (or deemed election) under Paragraph (a) or (b) may not be changed or revoked in the event a Participant terminates employment during his or her initial year of participation.

(d)

With respect to years after a Participant’s initial year of participation, a Participant will be permitted to change an election under Paragraph (b) or (c), however such change will be subject to the subsequent deferral rules of Treasury Regulation 1.409A-2(b).

(e)

Effective August 1, 2008, where the present lump sum value of benefits payable to any participant under the Plan, determined as of his Separation from Service is less than the limit under Sec. 402(g)(1)(B) of the Code as in effect for the Plan Year in which his Separation From Service occurs, such Deferral Amount shall be paid to him in a single lump sum in accordance with this Section 2, and any prior election in accordance with this Section 4 with respect to such Deferral Amount shall be void.

(f)

In the event a Participant separates from service at a time when he is deemed to be a key employee, as determined in accordance with Section 416(i) of the Code (without regard to paragraph (5) thereof), any payments due him within the first six months following his Separation From Service shall be accumulated and paid to him in one lump sum during the seventh month following his Separation From Service. Key employees shall be identified on a calendar year basis and shall be subject to the six-month delay in the event their Separation From Service occurs within the 12-month period commencing April 1 following the end of the calendar year determination period.